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                                                                   EXHIBIT 10.15

                        SEVERANCE COMPENSATION AGREEMENT

         THIS AGREEMENT is made and entered into as of January 1, 2002, by and between Callon Petroleum Company, a Delaware corporation (together with its subsidiaries, "CALLON") and Fred L. Callon ("EXECUTIVE").

                                   WITNESSETH:

         WHEREAS, Callon recognizes that the current business environment makes it difficult to attract and retain highly qualified executives unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow a Change of Control (as defined below) of a corporation; and

         WHEREAS, even rumors of acquisitions or mergers may cause executives to consider major career changes in an effort to assure financial security for themselves and their families; and

         WHEREAS, Callon desires to assure fair treatment of its key executives in the event of a Change of Control and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with Callon notwithstanding the outcome of a possible Change of Control transaction; and

         WHEREAS, Callon recognizes that its key executives will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in a Change of Control of Callon and believes that it is in the best interest of Callon and its stockholders for such key executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of Callon and its stockholders in making these evaluations and carrying on such negotiations; and

         WHEREAS, the Board of Directors of Callon (the "BOARD") believes it is essential to provide the Executive with compensation arrangements upon a Change of Control which provide the Executive with individual financial security and which are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused Callon to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

         1. TERM. This Agreement shall terminate, except to the extent that any obligation of Callon hereunder remains unpaid as of such time, upon the earliest of:

                           (i) January 1, 2005; provided, however, that, commencing on January 1, 2005 and on each anniversary date thereafter (each such date, an "ANNIVERSARY DATE"), the expiration date under this clause (i) shall automatically be extended for one additional year unless, immediately prior to such Anniversary Date, either party shall have given written notice that it does not wish to extend this Agreement, but in no event shall the expiration date under this clause be earlier than the second anniversary of the effective date of a Change of Control;

                           (ii) the termination of the Executive's employment with Callon based on death, Disability (as defined in Section 3.1 hereof) or Cause (as defined in Section 3.2 hereof); and

                           (iii) the voluntary resignation of the Executive for any reason other than Good Reason (as defined in Section 3.3).

         2. CHANGE OF CONTROL. Except as provided herein, no benefits shall be payable hereunder unless there shall have been a Change of Control of Callon as defined below, and Executive's employment by Callon shall thereafter have been terminated within two (2) years of the date of such Change of Control in accordance with Section 3. For purposes hereof, a "CHANGE OF CONTROL" or "CHANGE OF CONTROL OF CALLON" shall mean any one of the following: (i) any person or group of persons acting in concert (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) shall have become the beneficial owner of more than 50% of the outstanding common stock of Callon; (ii) the stockholders of Callon shall cause a change in a majority of the members of the Board within a twelve-month period, provided, however, that the election of a newly-elected director shall not be deemed to be a change in the membership of the Board if the nomination for election by Callon's stockholders of such new director was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such twelve-month period; or (iii) Callon or its stockholders shall enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of Callon in any manner (including, but not limited to, by means of sale, merger, reorganization or liquidation). A Change of Control will not result from the issuance of common stock or other securities of Callon to creditors of Callon in connection with the restructuring of Callon's indebtedness, or from transactions entered into pursuant to or during the pendency of a voluntary or involuntary case or proceeding by or against Callon under the Federal Bankruptcy Code or any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, if such transactions are related to such case or proceeding, or from the appointment at any time of a custodian, receiver, liquidator, assignee, trustee or sequestrator of Callon.

         Notwithstanding the foregoing provisions of this Section 2, if the Executive's employment with Callon is terminated in accordance with the provisions of Section 3 prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with a Change of Control, then for all purposes hereof, such termination shall be deemed to have occurred following a Change of Control.

         3. TERMINATION OF EMPLOYMENT FOLLOWING CHANGE OF CONTROL. If any of the events described in Section 2 constituting a Change of Control of Callon shall have occurred, Executive shall be entitled to the benefits provided in Section 5, and upon the subsequent termination of his employment the benefits provided in Section 4, provided that such termination occurs within two (2) years of a Change of Control of Callon (unless such termination is on account of Executive's death, in which case such termination must occur within six (6) months of a Change of Control of Callon), unless such termination is (a) because of his "DISABILITY" (as defined in Section 3.1), (b) by Callon for "Cause" (as defined in Section 3.2), or (c) by Executive other than for "GOOD REASON" (as defined in Section 3.3).

                  3.1 Disability. If, upon the disability of Executive, which, for purposes of this Agreement shall be the physical or mental inability of Executive to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood as determined by the Board that Executive, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his employment on a full-time basis for the following continuous period of six (6) months, and within thirty (30) days after written Notice of Termination (as hereinafter defined) is given, Executive shall not have returned to the full time performance of his duties, Callon may terminate Executive's employment for "DISABILITY."

                  3.2 Cause. For the purposes hereof, Callon shall have "CAUSE" to terminate Executive's employment hereunder upon (i) willful misconduct or intentional and continual neglect of duties which in the good faith or reasonable judgment of the Board (excluding Executive) has materially adversely affected Callon; provided, however, that Executive shall have first received written notice from such Board advising of the acts or omissions that constitute the misconduct or neglect of duties, and such misconduct or neglect of duties continues after Executive shall have had a reasonable opportunity to correct the same; (ii) theft or conviction of a felony or any crime involving dishonesty or moral turpitude; provided, however, that Executive shall have first received written notice from the Board advising of the acts or omissions that constitute the failure or refusal to substantially perform duties, and such failure or refusal continues after Executive shall have had a reasonable opportunity to correct the same, (iii) the filing of a voluntary or involuntary case or proceeding by or against Callon under the Federal Bankruptcy Code or any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator of Callon, or (iv) the acquisition by Callon's creditors of all or substantially all of Callon's assets through foreclosure or other judicial means.

                  3.3 Good Reason. Executive may terminate his employment for Good Reason. For purposes of this Agreement, "GOOD REASON" shall mean:

                                    (a) following a Change of Control, the
                  failure of the Board of Directors to re-elect Executive as Chief Executive Officer of Callon, or Executive's removal from such office, or at any time during the term of employment, Callon's failure to vest Executive with the powers and authority of Chief Executive Officer of Callon, except in connection with a termination for Cause as contemplated by
                  Section 3.2 of this Agreement;



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

                                    (b) following a Change of Control, a
                  significant change in the scope, nature or status of Executive's responsibilities or employment prerogatives;

                                    (c) following a Change of Control, an
                  attempted or actual reduction in Executive's base salary as in effect on the date of a Change of Control or as the same may be increased from time to time thereafter or a failure by Callon to increase Executive's salary from time to time or to pay Executive a bonus at a level comparable to the level of salary increases or bonuses (based on the average of the three preceding years) paid prior to a Change of Control, determined by consistent application of the bonus formula utilized to establish bonus payments during the preceding three years;

                                    (d) following a Change of Control,
                  Executive's relocation by Callon to any place other than a location within the Natchez, Mississippi area, except for a relocation consented to by Executive or a relocation to the greater Houston, Texas area if all reasonable costs of relocation, including moving expenses, costs of selling a principal residence (and, if requested by Executive, the purchase of such principal residence at its value as appraised by a qualified appraiser selected by Executive) are paid or provided for by Callon. If Executive is required to relocate to an area with a higher cost of living than the cost of living in the Natchez, Mississippi area as reflected by a consumer price index or other measure of the cost of living selected by Executive and approved by Callon, which approval shall not be unreasonably withheld, Executive's salary in effect at the time of the relocation shall be increased to an amount to reflect such cost of living increase;

                                    (e) following a Change of Control, the
                  failure by Callon to continue in effect any compensation plan in which Executive participates unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with a Change of Control, or the failure of Callon to continue Executive's participation therein or the taking of any action by Callon which would materially and adversely affect Executive's participation in any such plan or reduce Executive's benefits thereunder;

                                    (f) following a Change of Control, the
                  failure by Callon to continue to provide Executive with benefits not less, in the aggregate, than those enjoyed under any of Callon's pension, life insurance, medical, health and accident, or disability plans in which Executive was participating at the time of a Change of Control or the taking of any action by Callon which would directly or indirectly materially reduce any such benefits;

                                    (g) the failure of Callon to obtain a
                  satisfactory agreement from any successor or parent thereof to assume and agree to perform this Agreement;



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

                                    (h) any purported termination of Executive's
                  employment with Callon which is not effected pursuant to a Notice of Termination satisfying the requirements of Section
                  3.4 hereof (and for purposes of this Agreement, no such purported termination shall be effective); and

                                    (i) termination of employment by reason of
                  the Executive's death or Disability, at any time during the six month period beginning on the 1st day after the effective date of a Change of Control.

                  3.4 Notice of Termination. Any termination pursuant to the foregoing provisions of this Section (including termination due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto. For purposes hereof, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision herein relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. In the event that Executive seeks to terminate his employment with Callon pursuant to Section 3.3, he must communicate his written Notice of Termination to Callon within sixty (60) days of being notified of such action or actions by Callon which constitute Good Reason for termination.

                  3.5 Date of Termination. "DATE OF TERMINATION" shall mean (i) if this Agreement is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (ii) if Executive's employment is terminated pursuant to Section 3.3, the date specified in the Notice of Termination; and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

         4. COMPENSATION UPON TERMINATION.

                  4.1 Termination Without Cause or for Good Reason. If Executive's employment is terminated (including termination due to Executive's death) other than pursuant to Sections 3.1 or 3.2 or if Executive shall terminate his employment for Good Reason, then, subject to Section 4.2, Executive shall be entitled, if such termination occurred within two (2) years of a Change of Control (or in the case of termination due to Executive's death, if such termination occurred within six (6) months of a Change of Control), to the following benefits:

                                    (a) Callon shall pay to the Executive in a
                  lump sum, in cash, on or before the fifth day following the Date of Termination, an amount equal to three (3.0) times the sum of (A) the Executive's annual base salary as in effect immediately prior to the Change of Control or, if higher, in effect immediately prior to the Date of Termination and (B) the greater of (i) the average bonus (under all Callon bonus plans for which the Executive is eligible) earned with respect to the three most recently completed full fiscal years or (ii) the target bonus (under all Callon bonus plans for which the Executive is eligible) for the



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

                  fiscal year in which the Change of Control occurs, based on a forecast that has been approved by the Board of the results for the fiscal year in which the Change of Control occurs.

                                    (b) Callon shall, at its expense, maintain
                  in full force and effect for Executive's continued benefit until 36 months after the Date of Termination all life, disability, medical, dental, accident and health insurance coverage to which Executive was entitled immediately prior to the Notice of Termination. In the event that Executive's participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder materially reduced, Callon shall provide or arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such coverage immediately prior to the Notice of Termination. At the end of the period of coverage herein above provided for, Executive shall have the option to have assigned to Executive at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by Callon and relating specifically to Executive and Executive shall be entitled to all health and similar benefits that are or would have been made available to Executive under law.

         4.2 Limitation on Payments.

                                    (a) Whether or not the Executive becomes
                  entitled to the payments under Section 4.1 hereof, if any of the payments or benefits received or to be received by the Executive in connection with a Change of Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Callon, any person whose actions result in a Change of Control or any person affiliated with Callon or such person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "TOTAL PAYMENTS") would be subject to the excise tax imposed under
                  Section 4999 of the Code (the "EXCISE TAX"), Callon shall pay to the Executive an additional amount (the "GROSS-UP PAYMENT") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the residence of the Executive on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                                    (b) All determinations required to be made
                  under this Section 4.2, including whether a Gross-Up Payment is required and the amount of



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

                  such Gross-Up Payment, shall be made by the independent accounting firm which served as Callon's auditor immediately prior to the Change of Control (the "ACCOUNTING FIRM"), which shall provide detailed supporting calculations both to Callon and the Executive within fifteen (15) business days after the Date of Termination, if applicable, or such earlier time as is requested by Callon. In the event that the Accounting Firm is also serving as accountant or auditor for the individual, entity, or group effecting the Change of Control, the Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder), by giving written notice of such appointment to Callon within five (5) business days after the Date of Termination. All fees and expenses of the Accounting Firm shall be borne solely by Callon and it shall be Callon's obligation to cause the Accounting Firm to take any actions required hereby.

                  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by Callon should have been made ("UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that Callon exhausts its remedies pursuant to Section 4.2(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Callon to or for the benefit of the Executive.

                                    (c) The Executive shall notify Callon in
                  writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Callon of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive receives notice of such claim and shall apprise Callon of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he or she gives such notice to Callon (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Callon notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                    (i)      give Callon any information
                                             reasonably requested by Callon
                                             relating to such claim,

                                    (ii)    take such action in connection with
                                            contesting such claim as Callon
                                            shall reasonably request in writing
                                            from time to time, including,
                                            without limitation, accepting legal



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                                            representation with respect to such
                                            claim by an attorney reasonably
                                            selected by Callon,

                                    (iii)    cooperate with Callon in good faith
                                             in order to effectively contest
                                             such claim, and

                                    (iv)     permit Callon to participate in any
                                             proceedings relating to such claim,
                                             provided, however, that Callon
                                             shall bear and pay directly all
                                             costs and expenses (including
                                             additional interest and penalties)
                                             incurred in connection with such
                                             contest and shall indemnify and
                                             hold the Executive harmless, on an
                                             after-tax basis, for any Excise Tax
                                             or income tax, including interest
                                             and penalties with respect thereto,
                                             imposed as a result of such
                                             representation and payment of costs
                                             and expenses. Without limitation on
                                             the foregoing provisions of this
                                             Section 4.2(c), Callon shall
                                             control all proceedings taken in
                                             connection with such contest and,
                                             at its sole option, may pursue or
                                             forgo any and all administrative
                                             appeals, proceedings, hearings and
                                             conferences with the taxing
                                             authority in respect of such claim
                                             and may, at its sole option, either
                                             direct the Executive to pay the tax
                                             claimed and sue for a refund, or
                                             contest the claim in any
                                             permissible manner, and the
                                             Executive agrees to prosecute such
                                             contest to a determination before
                                             any administrative tribunal, in a
                                             court of initial jurisdiction and
                                             in one or more appellate courts, as
                                             Callon shall determine; provided,
                                             however, that if Callon directs the
                                             Executive to pay such claim and sue
                                             for a refund, Callon shall advance
                                             the amount of such payment to the
                                             Executive, on an interest-free
                                             basis and shall indemnify and hold
                                             the Executive harmless, on an
                                             after-tax basis, from any Excise
                                             Tax or income tax, including
                                             interest or penalties with respect
                                             thereto, imposed with respect to
                                             such advance or with respect to any
                                             imputed income with respect to such
                                             advance; and further provided that
                                             any extension of the statute of
                                             limitations relating to payment of
                                             taxes for the taxable year of the
                                             Executive with respect to which
                                             such contested amount is claimed to
                                             be due is limited solely to such
                                             contested amount. Furthermore,
                                             Callon's control of the contest
                                             shall be limited to issues with
                                             respect to which a Gross-Up Payment
                                             would be payable hereunder and the
                                             Executive shall be entitled to
                                             settle or contest, as the case may
                                             be, any other issue raised by the
                                             Internal Revenue Service or any
                                             other taxing authority.



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

                                    (d) If, after the receipt by the Executive
                  of an amount advanced by Callon pursuant to Section 4.2(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Callon's complying with the requirements of Section 4.2(c)) promptly pay to Callon the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Callon pursuant to Section 4.2(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Callon does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  4.3 No Mitigation or Set-off of Amounts Payable Hereunder. Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this
         Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise. Callon's obligations hereunder also shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Callon may have against Executive.

         5.  STOCK OPTION AND OTHER PLANS.

                  5.1 Acceleration of Benefits. If a Change of Control occurs:

                                    (a) Notwithstanding any provision to the
                  contrary in any stock option agreement, restricted stock agreement or other applicable agreement that may be outstanding between Executive and Callon, all outstanding units, stock options, incentive stock options, performance shares, performance awards, stock appreciation rights, career shares, bridge shares, and shares of restricted stock (the "STOCK RIGHTS") then held by Executive shall immediately become exercisable and Executive shall become 100% vested in such stock rights held by or for the benefit of Executive. In the event that, and to the extent that, Callon is unable to provide for acceleration of vesting in accordance with this paragraph as a result of the provisions in existence prior to a Change of Control of any plan or agreement, Callon shall provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such outstanding stock rights as of the Executive's Date of Termination and the total value of the stock rights in which the Executive is vested as of the Executive's Date of Termination. The value of such accelerated vesting in the Executive's stock rights shall be determined by the Board in good faith based on a valuation performed by an independent consultant mutually agreed to by the Board and Executive.

                                    (b) Notwithstanding any provision to the
                  contrary in any stock option agreement that may be outstanding between Executive and Callon,

                  Executive's right to exercise any previously unexercised options under any such stock option agreement shall not terminate until the latest date on which the option granted under such agreement would expire under the terms of such agreement but for Executive's termination of employment. In the event that, and to the extent that, Callon is unable to provide for the extension of the expiration date of such options as a result of the provisions in existence prior to a Change of Control of any plan or agreement, Callon shall provide in lieu thereof a lump-sum cash payment equal to the value of such extension Callon is unable to provide; such values of such accelerated vesting and exercisability shall be determined by the Board in good faith based on a valuation performed by an independent consultant mutually agreed to by the Board and Executive.

         6. SUCCESSORS; BINDING AGREEMENT.

                  6.1 Successors of Callon. Callon will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Callon, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Callon would be required to perform it if no such succession had taken place. Failure of Callon to obtain such agreement prior to the effectiveness of any such succession shall be a breach hereof and shall entitle Executive to compensation from Callon in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, "CALLON PETROLEUM COMPANY" shall mean Callon as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

                  6.2 Executive's Heirs, etc. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to his designee or, if there be no such designee, to his estate.

         7. Notice. For the purposes hereof, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to Callon at its principal place of business and to Executive at his address as shown on the records of Callon, provided that all notices to Callon shall be directed to the attention of the Chief Executive Officer of Callon with a copy to the Secretary of Callon, or to such other address provided in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.



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

         8. Miscellaneous. No provisions hereof may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board (which shall in any event include Callon's Chief Executive Officer). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision hereof to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly herein.

         9. Validity. The invalidity or unenforceability of any provisions hereof shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         10. Legal Expenses. Callon agrees to pay, upon written demand therefor by Executive, all legal fees and expenses which Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by or with Callon or others regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any contest about the amount of any payment pursuant to Section 4.2), plus in each case interest at the "applicable Federal rate" (as defined in Section 1274(d) of the Code). In any such action brought by Executive for damages or to enforce any provisions hereof, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of Callon's obligations hereunder, in his sole discretion.

         11. Continuation of Salary During Dispute. In the event of any dispute or contest by or with Callon or others regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any contest about the amount of any payments pursuant to Section 4), and upon written demand by the Executive, Callon shall continue to pay the Executive his or her base salary and maintain all life, disability, medical, dental, accident and health insurance coverage in effect immediately prior to the date of such dispute. Said periodic payments shall be made in accordance with Callon's normal payroll practices. Payments shall continue until final resolution of such dispute or contest either by an agreement between the Executive and Callon or final order of a court with proper jurisdiction. In the event that Callon substantially prevails in such dispute, the Executive shall be obligated to repay to Callon all amounts he or she has received for base salary under this
Section 11 (after taxes applicable thereto) plus interest at the "applicable Federal rate" (as defined in Section 1274(d) of the Code).

         12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF MISSISSIPPI.



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

         14. Captions and Gender. The use of captions and section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns herein is for purposes of convenience and includes either sex who may be a signatory.



                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

                                             CALLON PETROLEUM COMPANY


                                             By:
                                                -------------------------------
                                                      Fred L. Callon


                                             Title:   Chief Executive Officer
                                                   ----------------------------



                                             By:
                                                -------------------------------
                                                      John S. Callon


                                             Title:   Chairman
                                                   ----------------------------





                                             EXECUTIVE


                                             ----------------------------------
                                                      Fred L. Callon
                                                      Chief Executive Officer



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